Exhibit 99.1
TIME WARNER CABLE REPORTS
2007 FIRST QUARTER RESULTS
Subscriber Growth Accelerated in All Key Services
Revenue Generating Unit Net Additions of 910,000, a 35% Increase Over Fourth Quarter
Revenues Increased 61%, Operating Income Before Depreciation and Amortization Rose 54% and Operating Income Grew 28%
Revenues Increased 10%, Operating Income Before Depreciation and Amortization Rose 12% and Operating Income Grew 11% Over Pro Forma Prior Year Quarter
NEW YORK, NY, May 2, 2007 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its first quarter ended March 31, 2007.
Time Warner Cable President and Chief Executive Officer Glenn Britt said, “I’m pleased to report that effective execution of our strategy generated very strong results in Time Warner Cable’s first quarter as a public company. With 61% growth in revenues over the prior year and the net addition of 910,000 revenue generating units, a robust 35% increase in revenue generating unit net additions over the prior quarter, we are on track to deliver on our full year business outlook. We accelerated quarterly subscriber net additions in all key services, including basic and digital video, residential high-speed data and Digital Phone. We are also moving closer to completing the integration of the Acquired Systems, and by year-end expect these systems to offer Time Warner Cable’s advanced residential services.”
Mr. Britt continued: “We will continue to build on this momentum throughout 2007 by executing on the fundamental building blocks of our strategy. We’ll grow our customer base by delivering innovative services in bundled packages that provide a clear, compelling value proposition. Looking ahead, we see opportunities to build even more value and drive further growth for our shareholders. As one example, we have begun to offer voice services to small- to medium-sized businesses in five cities, and we expect to complete deployment in most of our Legacy Systems by year-end. In addition, we have launched our first set of wireless services in conjunction with Sprint under the brand name “Pivot” in five cities, and we plan to roll out these services further this year. We will introduce these and all new services with the same disciplined approach that has served us so well in the past.”

BASIS OF PRESENTATION
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. were redeemed, and TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.
For the presentation of subscriber information, the systems that the Company acquired in the Transactions, which served approximately 3.8 million basic video subscribers at March 31, 2007, are referred to as the “Acquired Systems.” Those systems that the Company owned both before and after the Transactions as well as the Kansas City Pool, which together served approximately 9.6 million basic video subscribers at March 31, 2007, are referred to as the “Legacy Systems.”
For the presentation of financial information, however, “Legacy Systems” refers only to those systems that the Company owned both before and after the Transactions and does not include the Kansas City Pool (the financial results of which the Company has shown separately). The “Acquired Systems” has the same definition as above.
The pro forma financial information for the first quarter of 2006 presents the results as if the Transactions had occurred, and the Kansas City Pool had been consolidated, on January 1, 2006.
FIRST QUARTER RESULTS
Revenues in the first quarter rose 61% ($1.5 billion) over the first quarter of 2006 to $3.9 billion, due primarily to the addition of the Acquired Systems ($971 million), the consolidation of the Kansas City Pool ($212 million) and 12% growth in the Legacy Systems.
Subscription revenues increased 61% ($1.4 billion) to $3.7 billion. Video revenues grew 59% ($930 million) to $2.5 billion due to the addition of the Acquired Systems ($695 million) and the consolidation of the Kansas City Pool ($135 million), as well as the continued increase in penetration of advanced digital video services, video price increases and subscriber growth in the Legacy Systems. High-speed data revenues increased 57% ($326 million) to $894 million, driven mainly by the addition of the Acquired Systems ($197 million), the consolidation of the Kansas City Pool ($49 million) and continued subscriber growth in the Legacy Systems. Voice revenues climbed 97% ($130 million) to $264 million, primarily as a result of strong Digital Phone subscriber growth in the Legacy Systems.
Advertising revenues climbed 73% ($80 million) to $189 million, due primarily to the addition of the Acquired Systems ($64 million) and the consolidation of the Kansas City Pool ($9 million).
Operating Income before Depreciation and Amortization grew 54% ($456 million) compared to the first quarter of 2006 to $1.3 billion, benefiting from revenue growth, offset partially by increases in operating expenses, primarily video programming and employee expenses, as a result of the addition of the Acquired Systems and the consolidation of the Kansas City Pool. Total programming expense increased 73% ($370 million) to $880 million. The increase in video programming costs was due to the addition of the Acquired Systems ($257 million) and the consolidation of the Kansas City Pool ($50 million), as well as increases in contractual rates, video subscriber growth and the expansion of service offerings in the Legacy Systems. Operating Income before Depreciation and Amortization also included merger-related and restructuring charges of $10 million in the first quarter of both 2007 and 2006.

Operating Income before Depreciation and Amortization in the first quarter of 2006 included a benefit of approximately $21 million, due to changes in estimates related to prior period medical benefit accruals, as well as an $11 million benefit reflecting an adjustment in the amortization of certain launch support payments.
Operating Income increased 28% ($127 million) over the first quarter of 2006 to $579 million, due primarily to the increase in Operating Income before Depreciation and Amortization, offset partially by higher depreciation ($269 million) and amortization ($60 million) expenses. The increase in depreciation was primarily due to the addition of the Acquired Systems, the consolidation of the Kansas City Pool and demand-driven increases in recent years of purchases of customer premise equipment. The increase in amortization was primarily due to the amortization of intangible assets associated with customer relationships acquired as part of the Transactions.
Cash Provided by Operating Activities in the first quarter totaled $1.0 billion.
Capital Spending in the first quarter totaled $720 million, an increase of $248 million compared to capital spending from continuing operations in the first quarter of 2006. The increase in capital spending was associated with the Acquired Systems as well as the continued roll-out of advanced digital services and the continued growth in high-speed data services in the Legacy Systems.
Free Cash Flow in the first quarter of 2007 totaled $224 million and net debt on March 31, 2007, was $14.4 billion.
Income and Per Share Results
For the first quarter of 2007, Income before discontinued operations and cumulative effect of accounting change and Net income were both $276 million, or $0.28 per basic and diluted common share. This compares to Income before discontinued operations and cumulative effect of accounting change in the first quarter of 2006 of $204 million, or $0.20 per basic and diluted common share, and Net income in the first quarter of 2006 of $237 million, or $0.23 per basic and diluted common share.
Certain items in the current quarter affected comparability, including a gain as a result of the distribution of TKCCP’s assets, which was treated as a sale of the Company’s 50% equity interest in the Houston area systems of TKCCP. This item had the net effect of increasing the current quarter’s Income before discontinued operations and cumulative effect of accounting change and Net income by approximately $81 million, or $0.08 per basic and diluted common share. Excluding this item, both Income before discontinued operations and cumulative effect of accounting change and Net income decreased for the first quarter of 2007 as compared to the first quarter of 2006 due to higher interest expense and minority interest expense and lower income from equity investments, offset in part by an increase in Operating Income.

Table 1
First Quarter Results
(Unaudited)

	Three Months Ended March 31, 2007				Three Months Ended March 31, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems	Systems	Systems	City Pool	Systems
		(in millions)				(in millions)
Subscription revenues:
Video	$1,674	$695	$135	$2,504	$1,574	$—	$—	$1,574
High-speed data	648	197	49	894	568	—	—	568
Voice(a)	230	15	19	264	134	—	—	134

Total Subscription revenues	2,552	907	203	3,662	2,276	—	—	2,276
Advertising revenues	116	64	9	189	109	—	—	109

Total revenues	$2,668	$971	$212	$3,851	$2,385	$—	$—	$2,385

OIBDA				$1,307				$851

Operating Income				$579				$452

(a)	Voice revenues in 2007 for the Acquired Systems include approximately $14 million of revenues associated with subscribers acquired from Comcast who receive traditional, circuit-switched telephone service.
FIRST QUARTER PRO FORMA RESULTS
Compared to pro forma results for the first quarter of 2006, revenues in the first quarter of 2007 increased 10% ($349 million) to $3.9 billion and Subscription revenues rose 10% ($333 million).
Compared to pro forma results for the first quarter of 2006, Operating Income before Depreciation and Amortization in the first quarter of 2007 climbed 12% ($137 million) to $1.3 billion and Operating Income increased 11% ($58 million) to $579 million.
Table 2
Comparison to Pro Forma 2006 Results
(Unaudited)

	Three Months Ended March 31,
	2007	2006(a)
		(pro forma)
	(in millions)
Subscription revenues:
Video	$2,504	$2,397
High-speed data	894	766
Voice	264	166

Total Subscription revenues	3,662	3,329
Advertising revenues(b)	189	173

Total revenues	$3,851	$3,502

OIBDA	$1,307	$1,170

Operating Income	$579	$521

(a)	For the three months ended March 31, 2006, the pro forma information presents the Company’s results as if the Transactions had occurred, and the Kansas City Pool had been consolidated, on January 1, 2006.

(b)	For the three months ended March 31, 2007, the results reflect approximately $10 million of incremental Advertising revenues, as compared to the comparable period in 2006, from the consolidation of Adlink Cable Advertising, LLC (“Adlink”). Adlink interconnects the Los Angeles area cable television systems to sell regional and national advertising. As a result of its increased ownership interest in Adlink arising from the Transactions, the Company began consolidating the operating results as of July 31, 2006. The pro forma results for the three months ended March 31, 2006, do not reflect the consolidation of Adlink.

SUBSCRIBER UPDATE
For definitions of certain terms, please refer to Table 3 below, which presents selected subscriber data.
Revenue Generating Units (“RGUs”). In the first quarter of 2007, RGU net additions accelerated in both the Legacy and Acquired Systems compared to the fourth quarter of 2006. The Company added 910,000 net revenue generating units. In the Legacy Systems, RGU net additions totaled 734,000 compared to 636,000 in the fourth quarter of 2006, marking a 15% increase and the second best quarter in over five years. In the Acquired Systems, RGU net additions totaled 176,000 compared to 39,000 in the fourth quarter of 2006. Total RGUs grew 3% compared to the prior quarter to 30.4 million.
Bundled Subscriptions. At the end of the first quarter, 6.5 million customers (44% of the 14.7 million customer relationships) subscribed to two or more of the Company’s primary services (video, high-speed data and voice services). Triple play subscribers, generally the Company’s lowest churn customers, totaled 1.7 million (nearly 12% of customer relationships). In the Legacy Systems at the end of the first quarter, bundled subscriptions totaled 5.0 million (48% of customer relationships), including triple play subscriptions (16% of customer relationships). Legacy Systems triple play net additions of 187,000 accelerated over net additions of 178,000 in the fourth quarter of 2006. Additionally, the Acquired Systems, which previously did not offer Digital Phone, posted 19,000 triple play net additions during the first quarter.
Basic Video. At March 31, 2007, Time Warner Cable served 13.4 million basic video subscribers, representing 51% of its homes passed. In the Legacy Systems, basic video penetration reached nearly 57% of homes passed.
Time Warner Cable added a net 46,000 basic video subscribers in the first quarter compared to a net loss of 23,000 in the fourth quarter of 2006. The Legacy Systems gained a net 66,000 basic video subscribers in the first quarter compared to 29,000 in the fourth quarter of 2006, marking the seventh consecutive quarter of net additions and the best quarter in over five years. The gain in the Legacy Systems was offset, in part, by a net reduction of 20,000 in the Acquired Systems compared to a net reduction of 52,000 in the fourth quarter of 2006.
Digital Video. Digital video subscribers at the end of the first quarter totaled 7.5 million, representing 56% penetration of basic video customers. Digital video net additions were 278,000 in the first quarter. The Legacy Systems grew by 197,000 net additions during the first quarter, a 5% increase compared to net additions in the fourth quarter of 2006. The Acquired Systems grew by 81,000 net additions during the first quarter, a 37% increase compared to net additions in the fourth quarter of 2006.
Residential High-Speed Data. At March 31, 2007, the Company had 7.0 million residential high-speed data subscribers, representing 27% penetration of service-ready homes passed. Residential high-speed data net additions were 356,000 in the first quarter, up 45% as compared to the fourth quarter of 2006. The Legacy Systems gained a net 253,000 residential high-speed data subscribers, an increase of 23% compared to net additions in the fourth quarter of 2006, marking the seventh consecutive quarter in which the Legacy Systems had subscriber growth of at least 200,000 net additions and the second best quarter in over five years. Residential high-speed data penetration at March 31, 2007, was nearly 32% of service-ready homes passed in the Legacy Systems. In addition, in the first quarter, the Company added a net 103,000 residential high-speed data subscribers in the Acquired Systems, which is more than double the net additions in the fourth quarter of 2006.
Digital Phone. Digital Phone subscribers at the end of the first quarter totaled 2.1 million, representing 12% penetration of service-ready homes passed. Digital Phone net additions were 234,000 in the first quarter. The subscribers in the Legacy Systems grew by 210,000 net additions during the first quarter compared to 208,000 in the fourth quarter of 2006, marking seven out of the past eight quarters of net additions over 200,000. The Company also continued rolling out its Digital Phone service in the Acquired Systems in the first quarter, generating 24,000 net additions compared to 3,000 in the fourth quarter of 2006.

Table 3
Selected Subscriber and Homes Passed Data

	Legacy Systems(a)			Acquired Systems			Total Systems
					Net		Net
		Net			Additions		Additions
	12/31/06	Additions(b)	3/31/07	12/31/06	(Declines)(b)	3/31/07	(Declines)(b)	3/31/07
	(in thousands)			(in thousands)			(in thousands)
Subscriber Data:
Homes passed(c)	16,800	91	16,891	9,262	131	9,393	222	26,284
Basic video subscribers(d)	9,531	66	9,597	3,871	(20)	3,851	46	13,448
Digital video subscribers(e)	5,301	197	5,498	1,969	81	2,050	278	7,548
Residential high-speed data subscribers(f)	5,069	253	5,322	1,575	103	1,678	356	7,000
Commercial high-speed data subscribers(f)	211	8	219	34	1	35	9	254
Digital Phone subscribers(g)	1,857	210	2,067	3	24	27	234	2,094
Circuit-switched telephone service subscribers(h)	—	—	—	106	(13)	93	(13)	93
Revenue generating units(i)	21,969	734	22,703	7,558	176	7,734	910	30,437
Customer relationships(j)	10,381	112	10,493	4,184	8	4,192	120	14,685

	12/31/06			3/31/2007
	Legacy	Acquired	Total	Legacy	Acquired	Total
	Systems(a)	Systems	Systems	Systems(a)	Systems	Systems
Penetration Data:
Basic video(k)	56.7%	41.8%	51.4%	56.8%	41.0%	51.2%
Digital video(l)	55.6%	50.9%	54.2%	57.3%	53.2%	56.1%
Residential high-speed data(m)	30.4%	17.5%	25.9%	31.7%	18.2%	26.9%
Digital Phone(n)	11.8%	0.3%	11.2%	13.1%	1.7%	12.0%

(a)	Legacy Systems subscriber numbers include subscribers in the Kansas City Pool of TKCCP, which the Company managed prior to the TKCCP asset distribution that occurred on January 1, 2007.

(b)	Net additions (declines) reflect subscriber activity for the three months ended March 31, 2007.

(c)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.

(d)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.

(e)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.

(f)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company.

(g)	Digital Phone subscriber numbers include billable subscribers of IP-based telephony service. An IP-based telephony service comparable to the Company’s Digital Phone service was not available in any of the Acquired Systems prior to July 31, 2006.

(h)	Circuit-switched telephone subscriber numbers include billable subscribers acquired from Comcast who receive traditional, circuit-switched telephone service.

(i)	Revenue generating units represent the total of all basic video, digital video, high-speed data, Digital Phone and circuit-switched telephone service customers.

(j)	Customer relationships represent the number of subscribers that receive at least one level of service, including circuit-switched telephone service, encompassing video, high-speed data and voice services, without regard to the number of service(s) purchased. For example, a subscriber who purchases only high-speed data services and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(k)	Basic video penetration represents basic video subscribers as a percentage of homes passed.

(l)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.

(m)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of high-speed data service-ready homes passed.

(n)	Digital Phone penetration represents Digital Phone subscribers as a percentage of Digital Phone service-ready homes passed.
Use of Operating Income before Depreciation and Amortization and Free Cash Flow
Operating Income before Depreciation and Amortization (“OIBDA”) is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of the Company’s business because OIBDA eliminates the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. It is also a significant component of the Company’s annual incentive compensation programs. OIBDA is also a measure used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance and is an important metric in the Time Warner reportable segment disclosures. Management also uses OIBDA because it provides an indication of the Company’s ability to service debt and fund capital expenditures, as OIBDA removes the impact of depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analysis. Additionally, OIBDA should be considered in addition to, and not as a substitute for, Operating Income, net income and other measures of financial performance reported in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. It is also a significant component of the Company’s annual incentive compensation programs. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses. Free Cash Flow should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity, and may not be comparable to similarly titled measures used by other companies.
Both OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP.
About Time Warner Cable
Time Warner Cable owns and manages cable systems passing approximately 26 million homes in 33 states. The Company has 14.7 million customers for its various services, including video, high-speed data and voice, which includes approximately 13.4 million basic video subscribers and more than 6 million customers who purchase more than one service. Time Warner Cable includes some of the most technologically advanced and best-clustered cable systems in the country, with nearly 85 percent of the Company’s customers located in five geographic regions: New York, Texas, Ohio, the Carolinas and southern California. It is the largest cable provider in the nation’s two largest cities, Los Angeles and New York. Leveraging its leadership in innovation and quality customer care, Time Warner Cable delivers advanced services such as video-on-demand, high-definition television, digital video recorders, high-speed data and Digital Phone.
Information on 2007 Business Outlook Release and Conference Call
Time Warner Cable issued a separate release today regarding its 2007 full-year business outlook. The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, May 2, 2007. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, sales of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Mark Harrad (212) 364-8203	Tom Robey (212) 364-8218
Alex Dudley (212) 364-8229
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
	2007	2006
	(in millions)
ASSETS
Current assets
Cash and equivalents	$47	$51
Receivables, less allowances of $75 million in 2007 and $73 million in 2006	564	632
Receivables from affiliated parties	57	98
Other current assets	93	77
Current assets of discontinued operations	10	52

Total current assets	771	910
Investments	684	2,072
Property, plant and equipment, net	12,123	11,601
Intangible assets subject to amortization, net	878	876
Intangible assets not subject to amortization	38,953	38,051
Goodwill	2,064	2,059
Other assets	157	174

Total assets	$55,630	$55,743

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$328	$516
Deferred revenue and subscriber-related liabilities	162	156
Payables to affiliated parties	179	165
Accrued programming expense	519	524
Other current liabilities	1,023	1,113
Current liabilities of discontinued operations	27	16

Total current liabilities	2,238	2,490
Long-term debt	14,142	14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax obligations, net	12,985	12,902
Long-term payables to affiliated parties	102	137
Other liabilities	406	296
Noncurrent liabilities of discontinued operations	2	2
Minority interests	1,644	1,624

Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of March 31, 2007 and December 31, 2006	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of March 31, 2007 and December 31, 2006	1	1
Paid-in-capital	19,317	19,314
Accumulated other comprehensive loss, net	(128)	(130)
Retained earnings	4,612	4,370

Total shareholders’ equity	23,811	23,564

Total liabilities and shareholders’ equity	$55,630	$55,743

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(in millions, except per share data)
Revenues:
Subscription:
Video	$2,504	$1,574
High-speed data	894	568
Voice	264	134

Total Subscription	3,662	2,276
Advertising	189	109

Total revenues	3,851	2,385
Costs and expenses:
Costs of revenues	1,883	1,087
Selling, general and administrative	651	437
Depreciation	649	380
Amortization	79	19
Merger-related and restructuring costs	10	10

Total costs and expenses	3,272	1,933

Operating Income	579	452
Interest expense, net	(227)	(112)
Income from equity investments, net	3	18
Minority interest expense, net	(38)	(18)
Other income, net	146	1

Income before income taxes, discontinued operations and cumulative effect of accounting change	463	341
Income tax provision	(187)	(137)

Income before discontinued operations and cumulative effect of accounting change	276	204
Discontinued operations, net of tax	—	31
Cumulative effect of accounting change, net of tax	—	2

Net income	$276	$237

Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.28	$0.20
Discontinued operations	—	0.03
Cumulative effect of accounting change	—	—

Basic and diluted net income per common share	$0.28	$0.23

Weighted-average common shares outstanding	977	1,000

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(in millions)
OPERATING ACTIVITIES
Net income(a)	$276	$237
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(2)
Depreciation and amortization	728	399
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	(146)	—
Income from equity investments, net of cash distributions	9	(18)
Minority interest expense, net	38	18
Deferred income taxes	136	54
Equity-based compensation	5	14
Changes in operating assets and liabilities, net of acquisitions:
Receivables	134	89
Accounts payable and other liabilities	(218)	(37)
Other changes	(10)	(17)
Adjustments relating to discontinued operations(a)	54	45

Cash provided by operating activities	1,006	782

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	57	(55)
Capital expenditures from continuing operations	(720)	(472)
Capital expenditures from discontinued operations	—	(25)
Proceeds from disposal of property, plant and equipment	3	3

Cash used by investing activities	(660)	(549)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	624	(235)
Borrowings	173	—
Repayments	(1,079)	—
Excess tax benefit from exercise of stock options	3	—
Principal payments on capital leases	(1)	—
Distributions to owners, net	(10)	(10)
Other	(60)	—

Cash used by financing activities	(350)	(245)

DECREASE IN CASH AND EQUIVALENTS	(4)	(12)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	51	12

CASH AND EQUIVALENTS AT END OF PERIOD	$47	$—

(a)	Includes income from discontinued operations of $31 million for the three months ended March 31, 2006. After considering adjustments related to discontinued operations, net cash flows from discontinued operations were $54 million and $76 million for the three months ended March 31, 2007 and 2006, respectively.

(b)	Borrowings (repayments), net, reflect borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings. Borrowings (repayments), net, also includes $13 million of debt issuance costs for the three months ended March 31, 2006.
Note: Certain reclassifications have been made to the prior year financial information to conform to the March 31, 2007 presentation.
See accompanying notes.

TIME WARNER CABLE INC.
RECONCILIATION OF OPERATING INCOME TO
OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(in millions)
Operating Income	$579	$452
Depreciation	649	380
Amortization	79	19

Operating Income before Depreciation and Amortization	$1,307	$851

TIME WARNER CABLE INC.
RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO
FREE CASH FLOW
(Unaudited)

	Three Months Ended March 31,
	2007	2006
	(in millions)
Cash provided by operating activities	$1,006	$782
Reconciling items:
Discontinued operations, net of tax	—	(31)
Adjustments relating to the operating cash flow of discontinued operations	(54)	(45)

Cash provided by continuing operating activities	952	706
Add: Excess tax benefit from exercise of stock options	3	—
Less:
Capital expenditures from continuing operations	(720)	(472)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(11)	(10)

Free Cash Flow	$224	$224

TIME WARNER CABLE INC.
RECONCILIATION OF NET DEBT
(Unaudited)

	March 31,	December 31,
	2007	2006
	(in millions)
Long-term debt	$14,142	$14,428
Debt due within one year	3	4

Total debt	14,145	14,432
Add: Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Less: Cash and equivalents	(47)	(51)

Net debt(a)	$14,398	$14,681

(a)	Net debt is defined as total debt and mandatorily redeemable preferred membership units issued by a subsidiary less cash and equivalents.

TIME WARNER CABLE INC.
RECONCILIATION OF PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2006
(Unaudited)
     The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2006, presents pro forma information for the Company as if the Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the Transactions and the consolidation of the Kansas City Pool and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits the Company expects to realize as a result of the Transactions and the consolidation of the Kansas City Pool.

						Pro Forma
			Comcast	Less Items	Subtotal of	Adjustments—	Consolidation	Pro Forma
	Historical	Historical	Historical	Not	Net Acquired	The	of the Kansas	Adjustments—	Pro Forma
	TWC	Adelphia	Systems	Acquired	Systems	Transactions	City Pool	TKCCP	TWC
					(in millions)
Revenues:
Subscription:
Video	$1,574	$879	$205	$(386)	$698	$—	$125	$—	$2,397
High-speed data	568	211	62	(96)	177	—	40	(19)	766
Voice	134	—	20	—	20	—	12	—	166

Total Subscription	2,276	1,090	287	(482)	895	—	177	(19)	3,329
Advertising	109	60	20	(25)	55	—	9	—	173

Total revenues	2,385	1,150	307	(507)	950	—	186	(19)	3,502
Costs and expenses:
Costs of revenues(a)	(1,087)	(690)	(122)	268	(544)	—	(97)	11	(1,717)
Selling, general and administrative(a)	(437)	(87)	(103)	59	(131)	—	(30)	(7)	(605)
Other, net	(10)	(20)	—	20	—	—	—	—	(10)

OIBDA	851	353	82	(160)	275	—	59	(15)	1,170
Depreciation	(380)	(188)	(52)	84	(156)	(13)	(29)	9	(569)
Amortization	(19)	(33)	(3)	9	(27)	(29)	—	(5)	(80)

Operating Income	$452	$132	$27	$(67)	$92	$(42)	$30	$(11)	$521

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. BASIS OF PRESENTATION
     On July 31, 2006, a subsidiary of Time Warner Cable Inc. (“TWC”), Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its subsidiaries, “Comcast”) completed the acquisition of substantially all of the cable assets of Adelphia Communications Corporation (the “Adelphia Acquisition”), Comcast’s interests in TWC and Time Warner Entertainment Company, L.P. were redeemed (the “Redemptions”), and TW NY and Comcast exchanged certain cable systems (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Transactions”). The cable systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including gains recognized on the transfers, have been reflected as discontinued operations for all periods presented.
2. TEXAS AND KANSAS CITY CABLE PARTNERS, L.P. JOINT VENTURE
     As previously disclosed, Texas and Kansas City Cable Partners, L.P. (“TKCCP”) is a 50-50 joint venture between a consolidated subsidiary of TWC (Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”)) and Comcast. On January 1, 2007, TKCCP distributed its assets to its partners. TWC received certain cable assets located in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the pool of assets consisting of the Houston cable systems (the “Houston Pool”), which served approximately 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. TWC expects that TKCCP will be formally dissolved in the second quarter of 2007. For accounting purposes, TWC has treated the distribution of TKCCP’s assets as a sale of TWC’s 50% equity interest in the Houston Pool and as an acquisition of Comcast’s 50% equity interest in the Kansas City Pool. As a result of the sale of TWC’s 50% equity interest in the Houston Pool, TWC recorded a pretax gain of approximately $146 million in the first quarter of 2007, which is included as a component of other income, net, in the consolidated statement of operations.